Exhibit 10.12

SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release (the “Agreement”) is between VYYO INC. (“Vyyo”) and Avner Kol (“Mr. Kol”).  The terms “Avner Kol” and “Mr. Kol” include Avner Kol and any of his heirs, executors, beneficiaries and assigns.  The terms “Vyyo Inc.” and “Vyyo” include all affiliates, subsidiaries, predecessor and successor corporations of Vyyo Inc., and any of its present, former and future stockholders, agents, officers, directors and employees.  This Agreement shall be effective on the date which is eight days after it is signed by both parties (the “Effective Date”).

RECITALS

•              Effective January 30, 2008 (the “Termination Date”), Mr. Kol’s employment with Vyyo terminated.

•              Even though Mr. Kol has made no claims against Vyyo, Mr. Kol and Vyyo desire to resolve any and all claims and potential claims Mr. Kol may have against Vyyo.

•              This Agreement supersedes all previous agreements and understandings regarding Mr. Kol’s employment with Vyyo or his termination of employment with Vyyo, including, but not limited to, the offer letter dated November 1, 2005 and any prior severance agreements.  This Agreement is also an amendment of the offer letter for purposes of compliance with Section 409A of the Internal Revenue Code (“Section 409A”).

ACCORDINGLY, the parties agree as follows:

1.             Termination of Employment.  Mr. Kol’s employment with Vyyo terminated on the Termination Date in a manner that constituted a “separation from service” under Section 409A.  As of the Termination Date, Mr. Kol’s duties at Vyyo ceased.

2.             Separation Consideration.

(a)           Severance.  In exchange for this Agreement, Vyyo will pay to Mr. Kol as severance One Hundred Four Thousand One Hundred Sixty-Six Dollars and Sixty-Seven Cents ($104,166.67), which amount constitutes five (5) month’s salary, subject to applicable tax withholding (“Severance Payment”).  The Severance Payment consists of the severance payments set forth in Mr. Kol’s offer letter dated November 1, 2005, and is inclusive of all amounts due and/or payable by Vyyo to Mr. Kol however classified, including any accrued paid-time off and any relocation expenses.  The Severance Payment will be made in the form of salary continuation payments and will be paid on regular Vyyo paydays. Payments hereunder will commence the first payday as soon as administratively possible after this Agreement has been fully executed and received by Vyyo’s Legal Department and the applicable revocation periods described in this Agreement have expired.  Mr. Kol understands that Vyyo may change payroll dates or schedules, or otherwise modify its payroll plans for its active employees, and that to the extent he is entitled to any such coverage after the Termination Date, those changes will be applied to him as well, unless the change would violate Section 409A.  Except as required by applicable law or provided in this Agreement, as of the Termination Date, Mr. Kol will cease to be eligible to participate under, or covered by, any insurance or self-insured welfare benefit, bonus, incentive compensation, commission, life insurance, retirement or other compensation or benefit plans, and has no rights under any of those plans, unless the terms of the plan provide for coverage following separation from employment.  The Severance Payment will be paid in full no later than December 31, 2008.

(b)           COBRA.  If Mr. Kol elects COBRA coverage under Vyyo’s health insurance plans, Vyyo shall pay to Vyyo’s health insurance provider One Thousand Six Hundred Ninety-One Dollars and Seventy Cents ($1,691.70) per month, constituting the cost of Mr. Kol’s health insurance premiums for the period beginning on the Effective Date and continuing through the earlier of the date that Mr. Kol is covered under a health insurance program other than through Vyyo or December 31, 2008, subject to applicable tax and paid on regular Vyyo paydays.  If Mr. Kol elects COBRA coverage under Vyyo’s health insurance plans, Mr. Kol shall have an affirmative obligation to promptly advise Vyyo when he is covered under another health insurance program or plan, after which time Vyyo’s obligation to make the payments in this Section 2(b) shall immediately cease.

(c)           Reimbursable Expenses.  To the extent Mr. Kol has not already done so, he will promptly submit to Vyyo, and Vyyo will promptly reimburse him for, all of his business expenses (incurred consistent with Vyyo’s policies in effect on the Termination Date) attributable to the period on or before the Termination Date.

(d)           Status of Stock Options.  As of December 31, 2008, Mr. Kol shall hold fully-vested stock options to purchase 237,334 shares of Vyyo common stock (being 40,000 shares vested under grant number 880, the exercise period of which shall be extended to March 31, 2009 as set forth below in this section; 12,643 shares vested under grant number 1360; 53,233 shares vested under grant number 1361; 80,000 shares vested under grant number 1444; and 51,458 shares vested under grant number 1497) (the “Vested Options”).  The remaining unvested stock options under grant numbers 1185, 1186, 1194, 1195, 1202, 1203, 1360, 1361, 1496 and 1497 shall be forfeited and Mr. Kol shall have no further rights in such grants.  As of the Termination Date and December 31, 2008, Mr. Kol does not and will not hold any other stock options, exercisable and outstanding or otherwise.  For the avoidance of doubt, Mr. Kol will be allowed to exercise the Vested Options (and only the Vested Options) as set forth above no later than three (3) months after December 31, 2008, being March 31, 2009.  In the event of any inconsistency between any stock option agreement and this Agreement, the provisions of this Agreement shall control.

(e)           Delay in Payment.  Notwithstanding any other timing provision in this Agreement, if, at the time the Severance Payment would commence, Mr. Kol is a “specified employee” as defined by Section 409A, then to the extent necessary to avoid the imposition of excise taxes or other penalties under Section 409A, no payment may be paid before the date that is six months after the termination of Mr. Kol’s employment.  Payments to which Mr. Kol would otherwise have been entitled during that six months will be accumulated and paid on the first day after six months following the date of Mr. Kol’s termination of employment.  All payments that would otherwise be made more than six months following the date of Mr. Kol’s termination of employment will be made in accordance with the general timing provisions described above.

3.             Employee Proprietary Information and Inventions Agreement.  Mr. Kol acknowledges that he is bound by the Employee Proprietary Information and Inventions Agreement executed in connection with his commencement of employment, and as a result of such employment with Vyyo, Mr. Kol had access to Vyyo’s proprietary information and trade secrets.  Mr. Kol shall hold all such proprietary information and trade secrets in strictest confidence and shall not make use of such proprietary information and trade secrets on behalf of anyone.  Mr. Kol further confirms that he has delivered to Vyyo all documents and data of any nature containing or pertaining to such proprietary information and trade secrets and that he has not taken with him any such documents or data or any reproduction thereof.

4.             Release.  Except as set forth in the second paragraph of this Section, Mr. Kol and Vyyo (each, a “Releasing Party”) hereby unconditionally, irrevocably and completely release and forever discharge the other party hereto (a “Released Party”) from any and all claims, rights, demands, actions, obligations, liabilities and causes of action of every kind and character, known or unknown, mature or unmatured, which the Releasing Party may now have or has ever had, whether based on tort, contract (express or implied), or any federal, state or local law, statute or regulation (collectively, the “Released Claims”).  Released Claims shall include all statutory, common law, constitutional and other claims, including but not limited to:  any claims arising under (a) Title VII of the Civil Rights Act of 1964 or the Civil Rights Act of 1991, which prohibit discrimination based on race, color, national origin, ancestry, religion or sex; (b) the Age Discrimination in Employment Act, which prohibits discrimination based on age; (c) the Equal Pay Act, which prohibits paying men and women unequal pay for equal work; (d) the Americans with Disabilities Act and Sections 503 and 504 of the Rehabilitation Act of 1973, which prohibit discrimination based on disability; (e) the federal Worker Adjustment and Retraining Notification Act (WARN) and any similar applicable state statute or regulation, which require that advance notice be given of certain workforce reductions; (f) the Employee Retirement Income Security Act and any similar applicable state statute or regulation, which, among other things, protects employee benefits; (g) the Fair Labor Standards Act of 1938 and any similar applicable state statute or regulation, which regulate wage and hour matters; (h) the Family and Medical Leave Act and any similar applicable state statute or regulation, which require employers to provide leaves of absence under certain circumstances; (i) the Sarbanes-Oxley Act of 2002, which, among other things, provides whistleblower protection; (j) the labor and civil codes and constitution of any applicable state; or (k) any other law prohibiting retaliation based on exercise of a Released Party’s rights under any law, providing whistleblowers protection or otherwise prohibiting retaliation; providing workers’ compensation benefits; protecting union activity; mandating leaves of absence; prohibiting discrimination based on veteran status, military service or any other factors; restricting an employer’s right to terminate employees or otherwise regulating employment; enforcing express or implied employment contracts; requiring an employer to deal with employees fairly or in good faith; providing recourse for alleged wrongful or constructive termination or discharge; tort, physical or personal injury, emotional distress, fraud, negligent misrepresentation, defamation and similar or related claims and any other law relating to salary, commission, compensation, benefits and other matters.  Mr. Kol specifically represents that he has not been treated adversely on account of age, nor has he otherwise been treated wrongfully in connection with employment with Vyyo or separation from employment and that he has no basis for a claim under the Age Discrimination in Employment Act.  Except as provided in this Agreement, Mr. Kol specifically waives any right he may have to receive benefits under any Vyyo severance plan, bonus plan, sick leave policy, vacation pay policy, life or health insurance plans, offer letter or other similar employment-related agreement or any other employee benefit plan. Mr. Kol acknowledges that Vyyo relied on the representations and promises in this Agreement in agreeing to pay the benefits described in subsection 2(a).  The Releasing Party likewise releases the Released Party from any and all obligations for attorneys’ fees incurred in regard to the above claims or otherwise.

Notwithstanding the foregoing, Released Claims shall not include: (a) any claims based on obligations created by or reaffirmed in this Agreement; (b) any claims based on any indemnification obligations created by or reaffirmed in any indemnification agreement between the parties hereto, in the Bylaws or Certificate of Incorporation of Vyyo, or under applicable state laws and regulations; or (c) any claims, rights, demands, actions, obligations, liabilities and causes of action of every kind and character which Vyyo has or may have in the future as a result of the gross negligence or willful misconduct of Mr. Kol.  Moreover, the release in this Agreement shall not interfere with Mr. Kol’s ability to participate in any manner in an investigation, proceeding or hearing conducted by the federal Equal Employment Opportunity Commission or any state equivalent.

5.             Release Applies to All Unknown or Unanticipated Damages.  The parties agree as further consideration and inducement for this compromise settlement that this Agreement shall apply to all unknown and unanticipated damages, including all future claims or causes of action which may be alleged as a result of all acts and omissions in any way related to Mr. Kol’s employment with Vyyo, or otherwise, subject to the exclusions from the definition of Released Claims set forth in Section 4 above.

6.             Waiver.  The parties understand and agree that the Released Claims include not only claims presently known to the Releasing Party, but also include all unknown and unanticipated claims, rights, demands, actions, obligations, liabilities and causes of action of every kind and character that would otherwise come within the scope of the Released Claims as described in this Agreement.  The Releasing Party understands that he or it may hereafter discover facts different from what he or it now believes to be true, which if known could have materially affected this Agreement, but he or it nevertheless waives any claims or rights based on different or additional facts.

The only Released Claims not waived and released under this Section are those concerning health insurance continuation benefits under COBRA, accrued but unpaid paid-time-off and vested retirement benefits, if any exist.

7.             Confidentiality.  The parties understand and agree that this Agreement and each of its terms, and the negotiations surrounding it, are confidential and shall not be disclosed by Mr. Kol or Vyyo to any entity or person other than attorneys or tax advisors, for any reason, at any time, without the prior written consent of the other party, except as required by law.  Any party violating this Section shall pay to the other party the sum of Five Thousand Dollars ($5,000) for each violation by him or it of the obligations of this Section.  Because the injury resulting from such a violation would be impractical or extremely difficult to ascertain or estimate, this sum is agreed upon as liquidated damages and is intended as compensation for this injury and not as a penalty.  The liquidated damages provided by this Section shall be in addition to any other available remedy, and not in lieu thereof.

8.             Covenant Not to Sue.  A Releasing Party shall not sue or initiate against a Released Party any compliance review, action or proceeding, or participate in the same, individually or as a member of a class, under any contract (express or implied), or any federal, state or local law, statute or regulation pertaining in any manner to the Released Claims.  The Releasing Party will withdraw with prejudice any such lawsuit or other legal action that may already be pending.  Although this Agreement does not preclude the Releasing Party from filing a charge with any administrative agency, the Releasing Party promises never to seek or accept any damages, remedies or other relief for the Releasing Party personally (any right to which is hereby waived) by prosecuting such a charge, or otherwise, with respect to any claim purportedly released by this Agreement.

9.             Employee in Good Standing. Mr. Kol understands that if his employment continues beyond the date that this Agreement is signed, he must perform his job at a performance level acceptable to Vyyo and otherwise remain in good standing through the Termination Date.  Mr. Kol understands that resignation prior to the Termination Date; engaging in misconduct; termination for cause, for performance problems, for job abandonment or due to other circumstances within

Mr. Kol’s control, or failure to perform duties in a manner acceptable to Vyyo prior to the Termination Date, will render this Agreement null and void.  In addition, any misconduct or performance problems discovered after the Termination Date, will render this Agreement null and void and will result in forfeiture of all remaining separation pay, benefits and other consideration described in Section 2(a), as well as the obligation to repay all Severance Payments through the date of discovery, but will not affect any other rights or obligations under the Agreement.

10.           Future Cooperation.  Mr. Kol agrees to cooperate with Vyyo (including its employees, officers, directors, attorneys and representatives) and to furnish complete and truthful information, testimony or affidavits in connection with any matter that arose during his employment.  Such cooperation may be performed at reasonable times and places and in a manner as not to interfere with any other employment in which Mr. Kol may then be engaged.

11.           Non-Solicitation.  During the one-year period after this Agreement, Mr. Kol will not directly or indirectly recruit any employee with whom he worked or directly or indirectly supervised during employment with Vyyo (other than any secretarial, clerical or custodial employees) to work for another company or business; nor will Mr. Kol assist anyone else in recruiting or hiring any such employee to work for another company or business or discuss with any such person his or her leaving the employ of Vyyo to engage in a business activity in competition with Vyyo. During this same one-year period, Mr. Kol also will not directly or indirectly solicit or encourage any customer of Vyyo (with whom Mr. Kol had material contact during his employment with Vyyo) to purchase any product or service of a type offered by or competitive with any product or service provided by Vyyo, or to reduce the amount or level of business purchased by such customer from Vyyo. These provisions shall be fully enforceable to the fullest extent permitted by applicable law in such circumstances.

12.           Nonadmission.  The parties understand and agree that this is a compromise settlement of potential disputed claims and that the furnishing of the consideration for this Agreement shall not be deemed or construed at any time or for any purpose as an admission of liability by Vyyo.  The liability for any and all claims is expressly denied by Vyyo.

13.           Amendments.  This Agreement may not be amended except by an instrument in writing, signed by each of the parties.

14.           Assignment.  The parties hereto agree that they will not assign, sell, transfer, delegate or otherwise dispose of, whether voluntarily or involuntarily, or by operation of law, any rights or obligations under this Agreement.  Any such purported assignment, transfer or delegation shall be null and void.  The parties hereto represent that they have not previously assigned or transferred any claims or rights released by them pursuant to this Agreement.  Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective heirs, successors, attorneys and permitted assigns.  In particular, any payments to be made hereunder to Mr. Kol shall be paid to his heirs in the event of his death.  This Agreement also shall inure to the benefit of any Released Party.  This Agreement shall not benefit any other person or entity except as specifically enumerated in this Agreement.

15.           Return of Vyyo Property.  Mr. Kol acknowledges that any and all computer (including applicable software licenses), telephone and other similar equipment, credit cards or any other property provided to him by Vyyo are the property of Vyyo and will be returned to Vyyo prior to or on the Termination Date; provided, however, that Mr. Kol may keep the laptop currently in Mr. Kol’s possession.

16.           Integration.  The parties understand and agree that the preceding Sections recite the sole consideration for this Agreement; that no representation or promise has been made by Mr. Kol or Vyyo concerning the subject matter of this Agreement, except as expressly set forth in this Agreement; and that all agreements and understandings between the parties concerning the subject matter of this Agreement are embodied and expressed in this Agreement.  This Agreement shall supersede all prior or contemporaneous agreements and understandings between Mr. Kol and Vyyo whether written or oral, express or implied.

17.           Severability.  If any provision of this Agreement, or its application to any person, place or circumstance, is held by a court of competent jurisdiction to be invalid, unenforceable or void, such provision shall be deemed severable and shall not affect the validity and enforceability of the remaining provisions of this Agreement.  In addition, to the extent any such provision shall be determined by a court to be unenforceable to any extent or to any degree, that provision shall not be rendered invalid, but instead shall be automatically amended to such lesser time period, degree, scope and/or extent as shall grant Vyyo the maximum protection allowed by applicable law in such circumstances. In addition to and not in lieu of its other legal rights, Vyyo shall have the right to an injunction (without any required bond) to prevent any actual or threatened violation of any provisions of the Sections of this Agreement regarding confidentiality or non-solicitation, and to recover and/or cease making any payments called for by this Agreement.

18.           Attorneys’ Fees.  In any legal action, arbitration or other proceeding brought to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys’ fees and costs.

19.           Governing Law.  This Agreement shall be governed by and construed in accordance with the law of the State of Georgia, without regard to or application of its conflicts of law principles.

20.           Interpretation.  This Agreement shall be construed as a whole, according to its fair meaning, and not in favor of or against any party.  By way of example and not limitation, this Agreement shall not be construed in favor of the party receiving a benefit nor against the party responsible for any particular language in this Agreement.  Captions are used for reference purposes only and should be ignored in the interpretation of the Agreement.

21.           Knowing Consent to Agreement.  The parties acknowledge that (a) they have had the opportunity to consult counsel in regard to this Agreement; (b) they have read and understand the Agreement and are fully aware of its legal effect; and (c) they are entering into this Agreement freely and voluntarily, and based on each party’s own judgment and not on any representations or promises made by the other party, other than those contained in this Agreement.

22.           Non-Disparagement.   Mr. Kol agrees to conduct himself in a professional and positive manner in all of his dealings, communications and contacts concerning Vyyo, his employment or separation from employment.  Mr. Kol agrees not to criticize, denigrate, disparage or make any derogatory statements about Vyyo.  In particular, Mr. Kol agrees not to make any derogatory statements about Vyyo (including any subsidiaries or affiliates), its business plans, policies and practices, or about any of its officers, employees or former officers or employees, to customers, competitors, suppliers, employees, former employees, members of the public, members of the media or any other person, nor shall Mr. Kol harm or in any way adversely affect the reputation and goodwill of Vyyo.  Mr. Kol also agrees not to damage any Vyyo property or harm Vyyo in any way, including financially. Mr. Kol agrees not to make any statement or announcement concerning his departure from Vyyo except as may be reviewed and approve in writing by Vyyo in advance.  Nothing in this Section shall prevent Mr. Kol from giving truthful testimony or information to law enforcement entities, administrative agencies or courts or in any other legal proceedings as required by law or otherwise by court order, including, but not limited to, assisting in an investigation or proceeding brought by any governmental or regulatory body or official related to alleged violations of any law relating to fraud or any rule or regulation of the Securities and Exchange Commission.  If Mr. Kol violates this Section, he shall pay to Vyyo the sum of Five Thousand Dollars ($5,000) for each violation by him of the obligations of this Section.  Because the injury resulting from such a violation would be impractical or extremely difficult to ascertain or estimate, this sum is agreed upon as liquidated damages and is intended as compensation for this injury and not as a penalty.  The liquidated damages provided by this Section shall be in addition to any other available remedy, and not in lieu thereof.

23.           Older Workers Benefit Protection Act.  Mr. Kol hereby represents and warrants that:

(a)           He has carefully read this Agreement and fully understands all of the provisions of this Agreement;

(b)           He has had an opportunity to consult with an attorney of his choice as to the terms of this Agreement to the full extent that he desired before signing this Agreement;

(c)           He understands that this Agreement forever releases Vyyo from any legal action arising prior to the date of execution of this Agreement;

(d)           He has had the opportunity to review and consider this Agreement for a period of at least 45 days before signing it;

(e)           He understands that he shall have seven days following the execution of this Agreement to revoke this Agreement.  To be effective, the revocation must be in writing, delivered to Tashia L. Rivard, General Counsel, Vyyo Inc., 6625 The Corners Parkway, Suite 100, Norcross, Georgia 30092, within the applicable revocation period, or sent to Vyyo, at such address, by certified mail, return receipt requested, postmarked within the applicable revocation period;

(f)            In signing this Agreement, he does not rely on nor has he relied on any representation or statement (written or oral) not specifically set forth in this Agreement by Vyyo or by any of Vyyo’s agents, representatives or attorneys with regard to the subject matter, basis or effect of this Agreement or otherwise; and

(g)           He was not coerced, threatened or otherwise forced to sign this Agreement, and he is voluntarily signing and delivering this Agreement of his own free will, and that his signature appearing hereafter is genuine.

If Mr. Kol exercises his right of revocation under this Section, Vyyo will have the right to terminate this Agreement in its entirety.

Dated: 3/6/, 2008	Dated: 3/6, 2008

VYYO INC.

By:	/s/ Wayne H. Davis	/s/ Avner Kol
Name:	Wayne H. Davis	Avner Kol
Title:	Chief Executive Officer